Exhibit 99.5

Execution Version

EQUITY COMMITMENT AGREEMENT

THIS EQUITY COMMITMENT AGREEMENT (the “Agreement ”) is dated as of November 30, 2019 (the “Effective Date”), by and among ViewRay, Inc., a Delaware corporation (the “Company”), and Strong Influence Limited, a British Virgin Islands corporation (the “Investor”).

RECITALS

WHEREAS, the Company has filed a registration statement on Form S-3 (No. 333-229145) including a form of prospectus (the “S-3 Registration Statement”) with the Securities and Exchange Commission (the “Commission”), under which the Company may from time to time issue and sell up to an aggregate of $250,000,000 of the Company’s common stock, preferred stock, debt securities, warrants, purchase contracts or units, which S-3 Registration Statement has been declared effective by the Commission;

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as more fully described in this Agreement; and

WHEREAS, following the date of this Agreement, the Company intends to conduct a public offering of its Common Stock pursuant to the S-3 Registration Statement (the “Public Offering”).

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE 1

DEFINITIONS

1.1.          Definitions. In addition to the terms elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.

“ Beneficial Ownership Percentage” means the percentage where (a) the numerator is equal to (i) the number of issued and outstanding shares of Common Stock beneficially owned by the Investor and its Affiliates plus (ii) the number of shares of Common Stock issuable upon the exercise of warrants owned by the Investor and its Affiliates and (b) the denominator is equal to (i) the total number of shares of Common Stock issued and outstanding plus (ii) the number of shares of Common Stock issuable upon the exercise of warrants owned by the Investor and its Affiliates. As of the date of this Agreement, the Investor and its Affiliates together own 16,471,258 issued and outstanding shares of Common Stock and warrants exercisable for 1,418,116 shares of Common Stock. Thus, the Beneficial Ownership Percentage as of the date of this Agreement, calculated based on the 99,406,356 shares of Common Stock issued and outstanding as of the date of this Agreement, is 17.7%.

“Common Stock” has the meaning ascribed to such term in the Recitals to this Agreement.

“Commission” has the meaning ascribed to such term in the Recitals to this Agreement.

“Material Adverse Effect” means any of (a) a material adverse effect on the validity or enforceability of this Agreement, (b) a material adverse effect on the condition (financial or otherwise), earnings, operations, assets, liabilities, business or properties of the Company and its Subsidiaries, taken as a whole, or (c) a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

“ Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, incorporated or unincorporated association, joint stock company, unincorporated organization, a government or any department, subdivision or agency thereof, or other entity of any kind.

“Subsidiary” means any direct or indirect subsidiary.

ARTICLE 2

COMMITMENT

2.1.            Commitment. Subject to the terms and conditions of this Agreement, the Investor hereby commits to purchase or to cause an Affiliate of the Investor to purchase in the Public Offering the lower of (a) the lowest number of shares of Common Stock that would result in the Beneficial Ownership Percentage immediately prior to the closing of the Public Offering (the “Closing”) being equal to the Beneficial Ownership Percentage immediately following the Closing, and (b) the lowest number of shares of Common Stock equal to an aggregate purchase price of $13,000,000 at the price to the public (the “Commitment”).

2.2.            Conditions. The obligation of the Investor to fund the Commitment shall be subject to the Closing occurring on or before December 31, 2019.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to the Investor as follows:

3.1.            Organization and Qualification. The Company and each of its material Subsidiaries (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

3.2.            Authorization; Enforcement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

3.3.            No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation or by-laws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement to which the Company or any material Subsidiary is a party or by which any property or asset of the Company or any material Subsidiary is bound or affected; or (iii) result in a violation of any applicable law, except, in the case of clause (ii) or (iii), to the extent that such conflict or violation has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

4.1.            Organization and Qualification. The Investor is an entity duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its incorporation or organization (as applicable).

4.2.            Authorization; Enforcement. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Investor and have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

4.3.             No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i)  conflict with or violate any provision of their respective certificate of incorporation or by-laws or similar organizational documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement to which the Investor is a party or by which any property or asset of the Investor or any Subsidiary thereof is bound or affected; or (iii) result in a violation of any applicable law, except, in the case of clause (ii) or (iii), to the extent that such conflict or violation has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Investor’s ability to consummate on a timely basis the transactions contemplated hereby.

4.4.            Financing. At the Closing, the Investor will have sufficient cash of immediately available U.S. Dollars to fund the Commitment.

ARTICLE 5

MISCELLANEOUS

5.1.            Confidentiality After the Date Hereof. The Investor covenants that, subject to disclosure requirements of the Investor and its Affiliates under applicable laws, regulations and stock exchange rules, until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), except for disclosures to its representatives and third parties for the purpose of execution of this transaction and on a need to know basis.

5.2.            Fees and Expenses. Each party shall bear its own costs and expenses in connection with entry into this Agreement and the transactions contemplated hereby, including attorneys’ fees.

5.3.            Entire Agreement. This Agreement and the other documents delivered in connection herewith constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (except for any confidentiality obligations of the Investor or its Affiliates pursuant to any confidentiality agreement with the Company).

5.4.            Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so received in the case of mail or courier, and addressed as follows:

Notices for the Company:

ViewRay, Inc.

2 Thermo Fisher Way
Oakwood Village, Ohio 44146
Attention: Robert McCormack
Facsimile: 800-417-3459

Email: rmccormack@viewray.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue

New York, NY 10019
Attention: Minh Van Ngo
Facsimile: 212-474-3700
Email: mngo@cravath.com

Notices for the Investor:

[2101 ICBC Tower
3 Garden Road
Central, Hong Kong.

Attention: Angel Sze, Company Secretary
Facsimile: +852-2509-9028

Email: angelsze@fosun.com]

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

5.5.          Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6.          Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The parties acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting; and (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement.

5.7.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Unless the assignee is an Affiliate of the Investor, the Investor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

5.8.          No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9.          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. Each of the parties hereto irrevocably: (i) consents to the exclusive jurisdiction and venue of the Federal or State courts located in the Borough of Manhattan, The City of New York, in connection with any matter based upon or arising out of this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) or the matters contemplated by this Agreement; (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons; and (iii) waives and covenants not to assert or plead any objection it may now or hereafter have, to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, all to the fullest extent permitted by applicable law. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.4. Nothing in this Section 5.9 however, shall affect the right of any party to serve legal process in any other manner permitted by law.

5.10.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN ANY JURISDICTION BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.11.        Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

5.12.        Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, illegality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13.        Remedies; Specific Performance. The rights and remedies of the parties shall be cumulative (and not alternative). The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of this Agreement, in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Commitment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Company:

ViewRay, Inc.

By:	/s/ Scott Drake
Name:	Scott Drake
Title:	President and Chief Executive Officer

[Signature Page to Fosun Equity Commitment Agreement]

Investor:

Strong Influence Limited

By:	/s/ Yili Kevin XIE
Name:	Yili Kevin XIE
Title:	Director